Exhibit 3.2

Amendment to

Amended and Restated Bylaws

of Citius Pharmaceuticals, Inc.

(Adopted on April 16, 2025)

Section 2.6 of the Amended and Restated Bylaws of Citius Pharmaceuticals, Inc. is hereby amended and restated to read in its entirety as follows”

“Section 2.6 Quorum

The holders of one third of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the articles of incorporation. If, however, such quorum is not present or represented at any meeting of the stockholders, then the chairman of the board of directors, or in the absence of such person, any officer entitled to preside at or to act as secretary of the meeting, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.”